Amended and Restated

Appendix B

to the

Amended and Restated Investment Advisory Agreement

Effective as of February 16, 2016

The Adviser is entitled to receive, on a monthly basis, an investment advisory fee as follows:

Fund	Annual Fee Rate (expressed as a Fund percentage of net assets)
State Street Strategic Real Return Fund	0.20%
State Street Strategic Real Return Portfolio	0.00%
State Street Small Cap Emerging Markets Equity Fund	1.15%
State Street Opportunistic Emerging Markets Fund	0.95%
State Street Global Macro Absolute Return Fund	1.20%
State Street Macro Absolute Return Bond Fund	0.80%
State Street Green Bond Fund	0.35%
State Street ESG Emerging Markets Fund	0.55%
State Street Income Allocation Fund	0.45%
State Street Multi-Asset Real Return Fund	0.45%
State Street Global Allocation Fund	0.45%
State Street Small/Mid Cap Equity Index Fund	0.03%
State Street Small/Mid Cap Equity Index Portfolio	0.00%
State Street International Developed Equity Index Fund	0.11%
State Street Emerging Markets Equity Index Fund	0.14%
State Street 60 Day Money Market Fund	0.08%
State Street 60 Day Money Market Portfolio	0.00%
State Street Cash Reserves Fund	0.10%
State Street Cash Reserves Portfolio	0.00%
State Street Conservative Income Fund	0.10%
State Street Conservative Income Portfolio	0.00%
State Street Institutional Liquid Assets Fund	0.05%
State Street Institutional Liquid Assets Portfolio	0.00%
State Street Current Yield Fund	0.00%
State Street Current Yield Portfolio	0.08%
State Street Ultra Short Term Bond Fund	0.25%
State Street Ultra Short Term Bond Portfolio	0.00%
State Street Disciplined International Equity Fund	0.75%
State Street Global Value Spotlight Fund	0.75%
State Street International Value Spotlight Fund	0.75%
State Street European Value Spotlight Fund	0.75%
State Street Asia Pacific Value Spotlight Fund	0.75%
State Street Disciplined U.S. Equity Fund	0.65%

As consideration for the Adviser’s services to the State Street Disciplined Global Equity Fund (formerly, State Street Global Managed Volatility Fund), the Adviser shall receive from the Fund a fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentage of the Fund’s average daily net assets during the month, less the proportional amount of the advisory fee of an investment company the shares of which are the only investment security held by the Fund.

State Street Disciplined Global Equity Fund	0.75%

This Appendix B is hereby amended and restated to add State Street Disciplined U.S. Equity Fund as a Fund under the Agreement, effective as of the 16th day of February, 2016.

Attest:		STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ David James	By:	/s/ Bruce Rosenberg
		Name:	Bruce Rosenberg
		Title:	Treasurer

Attest:		SSGA FUNDS MANAGEMENT, INC.

By:	/s/ David James	By:	/s/ Ellen M. Needham
		Name:	Ellen M. Needham
		Title:	Senior Managing Director

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